Exhibit 99.1

JetPay® Corporation Announces Second Quarter Financial Results

With a 15.6% Increase in Quarterly Revenues

Berwyn, PA – August 15, 2016 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the second quarter and six months ended June 30, 2016.

Financial Highlights

•	Revenues increased 15.6%, or $1.6 million, to $12.2 million for the quarter ended June 30, 2016, as compared to $10.6 million for the same period in 2015, and up 11.4% to $23.9 million for the six months ended June 30, 2016, as compared to $21.4 million for the same period in 2015.

•	Revenues within our Payment Processing Segment increased 18.6%, or $1.4 million, to $8.8 million in the second quarter of 2016 from the same period in 2015, and $1.6 million, or 11.2%, to $16.2 million in the first half of 2016 as compared to the first half of 2015.

•	Revenues within our HR and Payroll Segment increased 8.4%, or $260,000, to $3.4 million for the second quarter of 2016, up from $3.1 million for the same period in 2015, and up $808,000 or 11.8%, to $7.7 million for the first half of 2016 as compared to the same period in 2015, primarily resulting from our new human capital management products and services, including our Affordable Care Act services.

•	Gross profit decreased 3.5% to $3.9 million, or 32.0% of revenues, for the quarter ended June 30, 2016, down slightly from $4.0 million for the same period in 2015, and down 3.4% to $8.1 million, or 34.2% of revenues, for the six months ended June 30, 2016, down from $8.4 million for the same period in 2015.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $(6.0) million and $852,000 for the second quarter of 2016 and 2015, respectively, and $(5.6) million and $1.9 million for the six months ended June 30, 2016 and 2015, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see Non-GAAP Financial Measures definition and reconciliation of operating income to EBITDA and adjusted EBITDA below), was $579,000, or 4.7% of revenues, in the second quarter of 2016, as compared to $1.1 million, or 10.8% of revenues, in the same period in 2015. Adjusted EBITDA was $1.7 million, or 7.0% of revenues, for the six months ended June 30, 2016, as compared to $2.5 million, or 11.5% of revenues, for the same period in 2015. The decrease in adjusted EBITDA in 2016 versus 2015 was directly related to the Company’s continued investment in sales and technology personnel and a change in the mix of revenues within the Payment Processing Segment in the current year.

•	The ratio of total debt to total capitalization, which consists of total debt of $18.3 million and convertible preferred stock, common stock, subject to possible redemption, and stockholders’ equity totaling $55.9 million, was 24.7% at June 30, 2016, a slight increase from 23.3% at December 31, 2015.

Recent News Highlights

•	Completed the acquisition of CollectorSolutions, Inc. (“CSI”), a debit and credit card processing company specializing in the government, utility, and non-profit sectors. CSI is expected to produce approximately $700 million of annual credit and debit card processing volume and approximately $4.5 billion of annual e-check processing volume. The acquisition, which was completed on June 2, 2016, was funded by the issuance of shares of JetPay common stock and the absorption of debt.

•	Settled the lawsuit against Merrick Bank Corporation (“Merrick”), regarding Southern Sky Air Tours, d/b/a Direct Air, a former customer of JetPay, as disclosed in detail in our Current Report on Form 8-K filed on July 29, 2016 and in our recently filed quarterly report for the fiscal quarter ended June 30, 2016 on Form 10-Q. In connection with the Merrick settlement, the District Court for the District of Utah dismissed the Direct Air Matter with prejudice on July 27, 2016. We anticipate and have recorded a loss of approximately $6.1 million (including the relinquishing of a $4.3 million reserve account that was held by Merrick) related to this settlement, net of certain indemnifications from WLES.

•	JetPay’s HR & Payroll Services Segment entered into a relationship with Future POS, an award winning point-of-sale software provider with 15,000 merchants, to resell human capital management and payroll products and services.

“The second quarter has been very exciting for the Company,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “We finalized the acquisition of CSI and, with only one month of CSI contribution in the second quarter, they have already delivered strong revenues and cash flow. Additionally, we settled our long-standing litigation with Merrick Bank, which will allow us to focus exclusively on the future, increase revenues in both our Payment Processing and HR and Payroll Segments and grow shareholder value.”

“In addition, our HR and Payroll Segment has accelerated its growth through meaningful partnerships and our strength in human capital management services,” continued Ms. Faro. “While not all of our Payment Processing Segments’ results met our expectations, several verticals performed well with solid double-digit growth, and we have taken steps to accelerate growth in the other key Payment’s operations. As I enter my first full quarter as CEO, I look forward to continued growth in the HR and Payroll Segment and planned growth in the Payment Processing Segment with the continued focus on cross selling within our customer bases. I’d like to personally invite you to follow us on this journey.”

Financial Results, Second Quarter 2016 Compared to Second Quarter 2015

Revenues were $12.2 million for the three months ended June 30, 2016, as compared to $10.6 million for the same period in 2015, an increase of $1.6 million, or 15.6%. Revenues for our Payment Processing Segment increased $1.4 million, or 18.6%, for the three months ended June 30, 2016, compared to the same period in 2015. This increase was primarily related to the acquisition of CSI on June 2, 2016, contributing $1.6 million of revenues in the period and growth of 7.6% within our JetPay Strategic Partners’ operation. Revenues for our HR and Payroll Segment increased $260,000, or 8.4%, for the three months ended June 30, 2016, as compared to the same period in 2015. This increase was attributable to new human capital management products and services, including our Affordable Care Act services.

Operating loss for the three months ended June 30, 2016 was $(6.8) million, compared to $(56,000) for the same period in 2015. Operating loss is after subtracting depreciation and amortization expense of $967,000 and $882,000 for the three months ended June 30, 2016 and 2015, respectively. The increase in the operating loss was attributable to the Merrick settlement loss of $6.1 million, an increase in selling, general, and administrative (“SG&A”) expenses of $580,000, and a decrease in gross profit of $140,000, partially offset by a $216,000 favorable change in the fair value of contingent consideration liability. SG&A expenses in the second quarter of 2016 included our continued investment in sales and technology professionals, as well as professional fees for non-recurring matters of $319,000, including costs related to our acquisition of CSI, compared to non–recurring professional fees of $225,000 for the same period in 2015.

Net loss for the three months ended June 30, 2016 was $(5.57) million, or a net loss applicable to common stockholders of $(7.0) million after accretion of convertible preferred stock of $1.45 million, a loss per share applicable to common stockholders of $(0.45), compared to a net loss of approximately $(395,000), or a net loss applicable to common stockholders of $(1.6) million after accretion of convertible preferred stock of $1.25 million, a loss per share applicable to common stockholders of $(0.12) for the three months ended June 30, 2015. The increase in net loss was primarily related to the Merrick settlement loss of $6.1 million and the increase in SG&A described above.

Financial Results, First Six Months of 2016 Compared to First Six Months of 2015

Revenues were $23.9 million for the six months ended June 30, 2016, as compared to $21.4 million for the same period in 2015, an increase of $2.45 million, or 11.4%. Revenues for our Payment Processing Segment increased $1.6 million, or 11.2%, for the six months ended June 30, 2016 compared to the same period in 2015. The increase was primarily related to the acquisition of CSI on June 2, 2016, contributing $1.6 million of revenues in the period, and double digit growth of 14.5% within our JetPay Strategic Partners’ operation. Revenues for our HR & Payroll Segment increased $808,000, or 11.8%, for the six months ended June 30, 2016, as compared to the same period in 2015. This increase was attributable to new human capital management products and services, including our Affordable Care Act services.

Operating (loss) income for the six months ended June 30, 2016 was $(7.3) million, compared to $62,000 for the same period in 2015. Operating (loss) income is after subtracting depreciation and amortization expense of $1.9 million and $1.8 million for the six months ended June 30, 2016 and 2015, respectively. The decrease in operating income was attributable to the Merrick settlement loss of $6.1 million, an increase in SG&A expenses of $1.0 million, and a decrease in gross profit of $285,000, partially offset by a $170,000 favorable change in the fair value of contingent consideration liability. SG&A expenses in the first half of 2016 included our continued investment in sales and technology professionals, as well as professional fees for non-recurring matters of $884,000, including costs related to our CSI acquisition of $637,000, compared to non–recurring professional fees of $449,000 for the same period in 2015.

Net loss for the six months ended June 30, 2016 was $(6.57) million, or a net loss applicable to common stockholders of $(9.44) million after accretion of convertible preferred stock of $2.87 million, a loss per share applicable to common stockholders of $(0.63), compared to a net loss of approximately $(615,000), or a net loss applicable to common stockholders of $(3.1) million after accretion of convertible preferred stock of $2.5 million, a loss per share applicable to common stockholders of $(0.22) for the six months ended June 30, 2015. The increase in net loss was primarily related to the Merrick settlement loss of $6.1 million and the increase in SG&A described above.

Conference Call

JetPay will conduct a conference call on Thursday, August 18, 2016 at 9:00 AM ET (6:00 AM PT) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 66183845. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 66183845. This will be available from two hours following the teleconference until Thursday, August 25, 2016

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operating (loss) income	$(6,759)	$(56)	$(7,281)	$62
Change in fair value of contingent consideration liability	(216)	26	(170)	37
Amortization of intangibles	779	767	1,512	1,535
Depreciation	188	115	367	224

EBITDA	$(6,008)	$852	$(5,572)	$1,858

Professional fees for non-repetitive matters	319	225	884	449
Legal settlement costs	6,140	2	6,140	8
Non-cash stock option costs	98	64	176	142
Non-cash loss on disposal of fixed asset	30	-	30	-

Adjusted EBITDA	$579	$1,143	$1,658	$2,457

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, (a) the ability of JetPay and CSI to promptly and effectively integrate their respective businesses, (b) the outcome of any legal proceedings that may be instituted in connection with JetPay’s acquisition of CSI, (c) the ability to retain key employees of JetPay and CSI , (d) our continued compliance with the financial and other covenants of the instruments governing our indebtedness, (e) those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Processing revenues	$12,212	$10,566	$23,855	$21,410
Cost of processing revenues	8,306	6,520	15,706	12,976

Gross profit	3,906	4,046	8,149	8,434

Selling, general and administrative expenses	3,774	3,194	7,581	6,576
Settlement of legal matter	6,140	-	6,140	-
Change in fair value of contingent consideration liability	(216)	26	(170)	37
Amortization of intangibles	779	767	1,512	1,535
Depreciation	188	115	367	224

Operating (loss) income	(6,759)	(56)	(7,281)	62

Other expenses (income)
Interest expenses	258	206	511	403
Amortization of deferred financing costs, debt discounts and conversion options	77	92	256	176
Other income	(1)	(2)	(3)	(3)

Loss before income taxes	(7,093)	(352)	(8,045)	(514)

Income tax (benefit) expense	(1,527)	43	(1,474)	101

Net loss	(5,566)	(395)	(6,571)	(615)
Accretion of convertible preferred stock	(1,453)	(1,249)	(2,867)	(2,465)

Net loss applicable to common stockholders	$(7,019)	$(1,644)	$(9,438)	$(3,080)

Basic and diluted loss per share applicable to common stockholders	$(0.45)	$(0.12)	$(0.63)	$(0.22)

Weighted average shares outstanding:
Basic and diluted	15,445,741	13,867,990	14,923,611	13,865,918

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2016	December 31, 2015
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$4,442	$5,594
Restricted cash	2,146	226
Accounts receivable, less allowance for doubtful accounts	2,650	3,123
Settlement processing assets	28,777	18,460
Prepaid expenses and other current assets	5,401	871
Current assets before funds held for clients	43,416	28,274
Funds held for clients	47,274	48,335
Total current assets	90,690	76,609
Property and equipment, net	2,084	1,979
Goodwill	48,994	41,760
Identifiable intangible assets, net	27,285	23,830
Deferred financing costs, net	82	88
Other assets	134	4,523
Total assets	$169,269	$148,789

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,121	$3,411
Accounts payable and accrued expenses	11,336	8,661
Settlement processing liabilities	27,418	17,488
Deferred revenue and other current liabilities	7,425	1,945
Current liabilities before client fund obligations	52,300	31,505
Client fund obligations	47,274	48,335
Total current liabilities	99,574	79,840
Long-term debt and capital lease obligations, net of current portion	12,178	13,286
Deferred income taxes	512	250
Other liabilities	1,154	424
Total liabilities	113,418	93,800

Commitments and Contingencies

Redeemable Convertible Preferred Stock	37,407	34,540

Common Stock, subject to possible redemption	3,520	-

Stockholders’ Equity	14,924	20,449
Total Liabilities and Stockholders’ Equity	$169,269	$148,789